QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

FIRST AMENDMENT TO THE BENCHMARK ELECTRONICS, INC.
1994 STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS

        W I T N E S S E T H:

        WHEREAS, Benchmark Electronics, Inc. (the "Company") presently maintains the Benchmark Electronics, Inc. 1994 Stock Option Plan for Non-Employee Directors ("Plan"); and

        WHEREAS, pursuant to Section 8 of the Plan, the Plan may be amended from time to time; and

        WHEREAS, on February 28, 2001 the Board of Directors of the Company approved an amendment to the Plan to extend the period of time, after a director ceases to serve as a director, during which an option granted under the Plan could be exercised.

        NOW, THEREFORE, in order to evidence the revisions made by the Company on February 28, 2001, the Company hereby amends the Plan in the following manner:

        1.    Effective as of February 28, 2001, Section 6(e) of the Plan is hereby amended in its entirety to read as follows:

          (e)    Termination of Service from the Board.    If a director to whom an option is granted ceases to serve on the Board for any reason other than death, disability or involuntarily "for cause", the rights under such option shall terminate upon the expiration date of the option or two years after such date of cessation of service on the Board, whichever first occurs. If the Optionee's service on the Board is involuntarily terminated by the Company "for cause", rights under all options shall terminate immediately upon such cessation of service; provided, however, the Committee, in its sole discretion, may allow an Optionee to exercise all or a portion of the options granted but unexercised for a period of time after the Optionee's cessation of serving on the Board "for cause". An Optionee's service on the Board is involuntarily terminated "for cause" if the Optionee (i) divulges without the consent of the Company any secret or confidential information belonging to the Company or an Affiliate, (ii) has been dishonest of fraudulent in any manner affecting the Company or an Affiliate, or (iii) has committed any act that, in the sole judgment of the Committee, has been substantially detrimental to the interest of the Company or an Affiliate.

        2.    Effective as of February 28, 2001, Section 6(f) is hereby added to the Plan in its entirety to read as follows:

          (f)    Disability or Death.    In the event the Optionee dies or is determined under this Plan to be disabled while the Optionee serves on the Board, the options previously granted to the Optionee may be exercised at any time and from time to time, within a two year period after such death or determination of disability, by the Optionee, the Optionee's authorized legal representative, the guardian of the Optionee's estate, the executor or administrator of the Optionee's estate or by the person or persons to whom the Optionee's rights under the option shall pass by will or the laws of descent and distribution, but in no event may the option be exercised after its expiration under the terms of the option agreement. An Optionee shall be deemed to be disabled if, in the opinion of a physician selected by the Committee, the Optionee is incapable of performing services for the Company of the kind the Optionee was performing at the time the disability occurred by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. The date of determination of disability for purposes hereof shall be the date of such determination by such physician.

        3.    Effective as of February 28, 2001, all Nonqualified Stock Option Agreements of Non-Employee Directors issued prior to February 28, 2001 under the Plan, are hereby amended to provide for the amendments to the Plan as set forth in Sections 1 and 2 above.

        IN WITNESS WHEREOF, Benchmark Electronics, Inc. has caused this First Amendment to the Benchmark Electronics, Inc. 1994 Stock Option Plan for Non-Employee Directors to be executed on this 15th day of May, 2001.

BENCHMARK ELECTRONICS, INC.
By:	/s/ DONALD E. NIGBOR
Name:	Donald E. Nigbor
Title:	Chairman and CEO

QuickLinks

  Exhibit 99.2
FIRST AMENDMENT TO THE BENCHMARK ELECTRONICS, INC. 1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS